Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Phosphate Holdings, Inc.’s (the “Company”) statements included under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of its Form S-1, which the Company has informed us is expected to be filed with the U.S. Securities & Exchange Commission on or about October 10, 2008, and we agree with such statements concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ HORNE LLP

Jackson, Mississippi

October 10, 2008